Exhibit 99.1

 JOINT FILING AGREEMENT

In accordance with Rule 13-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock, par value $0.01 per share, of Medley Management Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this January 20, 2021.

/s/ Jeffrey B. Tonkel
Jeffrey B. Tonkel Percy Holdings, LLC
/s/ Jeffrey B. Tonkel
Name: Jeffrey B. Tonkel Title: Managing Member